EXHIBIT 99.1
Spirit Airlines Reports May 2015 Traffic

MIRAMAR, Fla., (June 8, 2015) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for May 2015.

Traffic (revenue passenger miles) in May 2015 increased 29.9 percent versus May 2014 on a capacity (available seat miles) increase of 30.8 percent. Load factor for May 2015 was 86.6 percent, a decrease of 0.6 percentage points compared to May 2014. Spirit canceled 238 flights (38.5 million available seat miles) in May 2015, primarily related to inclement weather, resulting in a preliminary systemwide completion factor of 97.9 percent.
The following table summarizes Spirit's traffic results for the month and year-to-date ended May 31, 2015 and 2014.

	May 2015	May 2014	Change
Revenue passenger miles (RPMs) (000)	1,545,610	1,189,662	29.9%
Available seat miles (ASMs) (000)	1,784,852	1,364,974	30.8%
Load factor	86.6%	87.2%	(0.6) pts
Passenger flight segments	1,560,042	1,216,315	28.3%
Average stage length (miles)	970	971	(0.1)%
Total departures	11,050	8,696	27.1%

	YTD 2015	YTD 2014	Change
Revenue passenger miles (RPMs) (000)	6,992,895	5,591,884	25.1%
Available seat miles (ASMs) (000)	8,213,478	6,447,117	27.4%
Load factor	85.1%	86.7%	(1.6) pts
Passenger flight segments	6,982,537	5,609,054	24.5%
Average stage length (miles)	984	991	(0.7)%
Total departures	50,542	40,400	25.1%

About Spirit Airlines:
Spirit Airlines (NASDAQ: SAVE) is committed to offering the lowest total price to the places we fly, on average much lower than other airlines. Our customers start with an unbundled, stripped-down Bare Fare™ and get Frill Control™ which allows them to pay only for the options they choose - like bags, seat assignments and refreshments - the things other airlines bake right into their ticket prices. We help people save money and travel more often, create new jobs and stimulate business growth in the communities we serve. With our modern and fuel-efficient all-Airbus fleet, we operate more than 360 daily flights to 57 destinations in the U.S., Latin America and the Caribbean. Come save with us at www.spirit.com.

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